Exhibit 10.26

AMENDMENT AGREEMENT

This Amendment Agreement (“Amendment”) is made as of the 14th day of March, 2003, by and between Dan W. Matthias (“Employee”) and Mothers Work, Inc. (“Company”).

WHEREAS, as of the 14th day of July, 1994, the parties entered into that certain Employment Agreement (“Agreement”); and

WHEREAS, as provided for in this Amendment, the parties desire to amend the Agreement.

THEREFORE, in consideration of the mutual premises herein and other valuable consideration, the parties amend the Agreement as follows:

1.               Section 3 of the Agreement is amended and restated as follows:

“Other Business Activities.  During the Term, Employee will not, without the prior written consent of the Company, directly or indirectly engage in any other business activities or pursuits whatsoever, except: (i) activities in connection with any charitable or civic activities, (ii) personal investments, (iii) service as an executor, trustee or in other similar fiduciary capacity, (iv) personal time on the development or application of personal business opportunities, and on personal time, service as a director or other titled employee position, for public and private entities; provided, however, that any of the foregoing exceptions do not: (i) interfere with Employee’s performance of responsibilities and obligations pursuant to this Agreement, (ii) create a conflict of interest with Employee’s responsibilities to the Company, or (iii) diminish the performance of the duties of his or her Position and that Employee otherwise complies with the terms of this Agreement.”

2.               Section 5.1 of the Agreement is amended as follows:

In the first sentence, delete “One Hundred Sixty-Five Thousand Dollars” and replace with “Four Hundred Sixty-Three Thousand, Five Hundred Dollars”.

3.               Section 5.2 of the Agreement is amended and restated as follows:

“Cash Bonus.  On such date as bonuses are paid to other senior executives of the Company, the Company shall pay Employee a bonus for each year throughout the Term, and if the Term is not renewed, on the next date as bonuses are paid to other senior executives (the “Cash Bonus”) equal to an amount of between 0% and 100% of Employee’s Base Salary, with a target of 50%.  The actual bonus amount paid, if any, is based upon the Company’s achievement of EBITDA goals as approved by the Company’s Board of Directors.”

4.               Section 5.3 of the Agreement is amended as follows:

In the first sentence, delete “… equal to the product of (i) the lesser of (A) the EPS Increase Fraction and (B) one (1) and (ii) 45,000 …” and replace with “… equal to an amount of between zero and 60,000, with a target of 45,000 (the actual option amount granted, if any, is based upon the Company’s achievement of EBITDA goals as approved by the Company’s Board of Directors, the slope of which target will be consistent with the then approved EBITDA bonus plan).”

5.               Section 9.7(a) of the Agreement is amended and restated as follows:

“If Employee is unable, after any reasonable accommodation required by law, to perform Employee’s duties and responsibilities hereunder by reason of illness injury or incapacity for more than six (6) consecutive months, during which time Employer shall continue to compensate Employee hereunder (with such compensation to be reduced by the amount of any disability payment or similar payment received by Employee for this time period under any plan sponsored by Employer or through workers’ compensation), Employee’s employment hereunder may be terminated by Company.”

6.               Section 9.7(b) of the Agreement is amended as follows:

The second sentence is deleted and restated as follows, “Employee shall also be entitled to receive over the period of thirty (30) months commencing from such termination, the Severance Pay (with such amounts to be reduced by the amount of any disability or life insurance payment or similar payment received by Employee for this time period under any plan sponsored by Employer or through workers’ compensation), except that the Severance Pay will be based on thirty (30) months rather than thirty-six (36) months.”

7.               Section 11.3 of the Agreement is amended as follows:

In the second line, add “9.7” to the list of agreement sections that are cited.

8.               Schedule A of the Agreement is amended and restated as follows:

“Employee Benefits

1.                                       Automobile:  Yes.

2.                                       Vacation:  5 Weeks.

3.                                       Life Insurance: One million dollars ($1,000,000).

4.                                       Health and Life Insurance:  Such other benefits as are received by similarly situated executives in comparable companies, all as approved by the Company’s Board of Directors, to include umbrella medical insurance in excess of applicable lifetime maximums under the Company’s health insurance program for Employee, and an annual physical, gym or wellness program up to $5,000.

5.                                       Home Office Support:  To include computer, fax, other equipment, plus telephone lines to support equipment, plus two voice phone lines. (This does not include any rent, or other cash compensation.)

6.                                       Sample Sewer:  For personal fitting of clothes.

7.                                       Personal Tax Services:  The right, at Employee’s expense, to have his or her personal tax accounting, including income tax returns, to be performed by the Company’s then current accounting firm.

8.                                       Harvard Club Membership (Dan only).

9.                                       Business Publications and Subscriptions:  Such as The Wall Street Journal and Womens Wear Daily.

10.                                 Other:  Such other benefits as: (i) are provided to other executives of the Company (excluding, however, those specific benefits covered herein), and, in addition to the foregoing, (ii) those determined by the Company’s Board of Directors.”

9.               Except as modified herein, the Agreement is unmodified, in full force and effect and incorporated by reference.

The above is agreed to:

Mothers Work, Inc.		Attest:

By:	/s/ Ed Krell	By:	/s/ Craig Swartz
Ed Krell, Chief Financial Officer- Senior Vice President			Craig Swartz, Assistant Secretary, Vice President—Law

Employee		Witness:

By:	/s/ Dan W. Matthias	By:	/s/ Rebecca C. Matthias
Dan W. Matthias			Rebecca C. Matthias